Exhibit 10.1

AMENDED AND RESTATED TERM LOAN FRAMEWORK AGREEMENT

This Amended and Restated Term Loan Framework Agreement (as further amended, restated, modified or otherwise supplemented from time to time, the “Agreement”), dated as of June 26, 2018 is entered into between The McClatchy Company, a Delaware Corporation (the “Company”), and Chatham Asset Management, LLC (the “Lender”), for itself and on behalf of the beneficial owners of the Outstanding Debt Securities listed on Exhibit A hereto (“Accounts”) for whom the Lender holds contractual and investment authority (each Account, as well as the Lender if it is exchanging Outstanding Debt Securities hereunder, a “Holder”), amended and restates in its entirety the Term Loan Framework Agreement (the “Prior Agreement”), dated as of April 26, 2018 between the Company and the Lender, for itself and on behalf of the Accounts as defined in the Prior Agreement.

RECITALS

WHEREAS, the Lender and the Company desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

WHEREAS, the Holders are certain holders of, among other of the Company’s securities, the Company’s 2027 Debentures and 2029 Debentures (collectively, the “Outstanding Debt Securities”).

WHEREAS, the Lender and the Borrower Parties desire to enter into the Facilities for the Loans (including, without limitation, the provision by the Lender of $60,000,000 (after application of an original issue discount) of cash in immediately available funds funded to the Borrower under the Facilities (the “Cash Borrowing Amount”)) on the terms and conditions described in the term sheet set forth in Exhibit B hereto (the “Term Sheet”) and, in connection therewith, to use a portion of the proceeds from such Loans plus a certain premium specified in the Term Sheet (the “Premium Amounts”) to repurchase for cash or exchange (A) $82,083,000 aggregate principal amount of the 2027 Debentures (such amount, the “Tranche A 2027 Debentures Amount” and such transaction, the “Tranche A Term Loan”); and (B) $193,466,000 aggregate principal amount of the 2029 Debentures (such amount, the “Tranche B 2029 Debentures Amount” and such transaction, the “Tranche B Term Loan”), in each case, held by the Holders (the “Term Loan Restructuring”).

WHEREAS, the Lender has an option to exchange or convert the $75,000,000 of 2029 Debentures owned by Lender that are not included in the Tranche B 2029 Debentures Amount into a Tranche B Term Loan or secured bonds on the terms and conditions set forth in the Term Sheet.

WHEREAS, the effectiveness of the Term Loan Restructuring will be subject to, among other conditions, the consummation of the 2022 Debt Refinancing.

AGREEMENT

NOW, THEREFORE, on and subject to the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

Article I: Definitions

As used in this Agreement, the following terms have the following meanings unless otherwise defined herein or in the Term Sheet:

“2022 Debt Refinancing” shall mean the incurrence by the Borrower of first lien debt in an amount no greater than the amount required to redeem, refinance or otherwise acquire the outstanding amount of the Existing Credit Agreement and 2022 Notes, including any premiums thereon, plus accrued and unpaid interest, and fees and expenses in connection with such redemption, refinancing or acquisition (the “New Secured Debt”), the proceeds of which, together with the proceeds from the Term Loan Restructuring, and cash on hand, are applied to redeem, refinance or otherwise acquire 100% of the Company’s issued and outstanding 2022 Notes.

“2022 Notes” shall have the meaning set forth in the Term Sheet.

“2027 Debentures” shall have the meaning set forth in the Term Sheet.

“2029 Debentures” shall have the meaning set forth in the Term Sheet.

“Accounts” shall have the meaning set forth in the preamble hereto.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Borrower” shall have the meaning set forth in the Term Sheet.

“Borrower Parties” shall mean the Company, the Borrower and the other Guarantors.

“Cash Amount” shall mean the amounts provided to the Borrower from the Facilities plus the Premium Amounts.

“Cash Borrowing Amount” shall have the meaning set forth in the recitals.

“Closing” has the meaning set forth in Article II.

“Closing Date” has the meaning set forth in Article II.

“Common Stock” shall mean the Class A common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Credit Documentation” has the meaning set forth in the term sheet.

“DTC” means The Depository Trust Company.

“Enforceability Exceptions” shall mean (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) the general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” has the meaning set forth in Section 5.1(g). “Guarantors” has the meaning set forth in the Term Sheet.

“Guaranty and Security Agreement” has the meaning set forth in Section 5.1(m). “Holder” shall have the meaning set forth in the preamble hereto.

“Liens” shall mean any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

“Materials” has the meaning set forth in Section 3.6.

“Outstanding Debt Securities” shall have the meaning set forth in the recitals.

“Outstanding Debt Securities Indenture” means the Indenture, dated November 4, 1997, between the Company (as successor in interest to Knight-Ridder, Inc.) and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to The Chase Manhattan Bank), as amended and supplemented from time to time.

“Premium Amounts” has the meaning specified in the recitals.

“Public Filings” has the meaning set forth in Section 3.5.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Term Loan Restructuring” shall have the meaning set forth in the recitals.

“Term Sheet” shall have the meaning set forth in the recitals.

“Tranche A 2027 Debentures Amount” shall have the meaning set forth in the recitals.

“Tranche B 2029 Debentures Amount” shall have the meaning set forth in the recitals.

“Tranche A Term Loan” shall have the meaning set forth in the recitals.

“Tranche B Term Loan” shall have the meaning set forth in the recitals.

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Article II: The Term Loan Restructuring

At the Closing, the Lender hereby agrees to cause the Holders to fund the Loans to the Borrower pursuant to the terms of this Agreement and the Term Sheet and will deliver to the Borrower the Premium Amounts in immediately available funds, and the Borrower shall use the Cash Amount to repurchase or exchange the Holders’ respective beneficial interests in the Outstanding Debt Securities set forth on Exhibit A hereto in accordance with the DTC’s applicable procedures and the Outstanding Debt Securities Indenture. Pursuant to the terms of the Term Loan Restructuring, and in connection with the Term Loan Restructuring, the Borrower Parties and the Lender hereby agree to execute and deliver the Credit Documentation in accordance with the terms of this Agreement and the Term Sheet.

The closing of the Term Loan Restructuring (the “Closing”) shall be conducted, subject to the satisfaction of the closing conditions set forth in Article V, on the date of the closing of the 2022 Debt Refinancing (the “Closing Date”) and at a mutually agreeable location or by the exchange of electronic documentation. At the Closing, (a) each Holder shall deliver or cause to be delivered to the Company all right, title and interest in and to its Outstanding Debt Securities set forth on Exhibit A hereto free and clear of any Liens, together with any documents of conveyance or transfer required by the Company to evidence such transfer and to confirm all right, title and interest in and to such Outstanding Debt Securities set forth on Exhibit A hereto free and clear of any Liens, (b) the Lender shall fund, or shall cause the Holders to fund, the Cash Amount by wire transfer of immediately available funds to the Borrower, (c) the Borrower and the Lender shall enter into the Loans and (d) the Borrower shall repurchase or exchange the Holders’ respective beneficial interests in the Outstanding Debt Securities set forth on Exhibit A hereto. The parties will mutually agree whether the Holders’ beneficial interest in the Outstanding Debt Securities set forth on Exhibit A hereto shall be repurchased or exchanged.

Article III: Covenants, Representations and Warranties of the Holders

Each Holder (unless limited below to the Lender) hereby covenants (solely as to itself), as follows, and makes the following representations and warranties (solely as to itself), and all such covenants, representations and warranties shall survive the Closing:

Section 3.1       Power and Authorization. The Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Term Loan Restructuring contemplated hereby. If the Lender is executing this Agreement on behalf of Accounts, (a) the Lender has all requisite discretionary and contractual authority to enter into this Agreement on behalf of, and bind, each Account, and (b) Exhibit A hereto is a true, correct and complete list of (i) the name of each Account, and (ii) the aggregate principal amount of Outstanding Debt Securities held by the Accounts.

Section 3.2       Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Lender and the Holder and constitutes a legal, valid and binding obligation of the Lender and the Holder, enforceable against the Lender and the Holder in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. This Agreement and consummation of the Term Loan Restructuring will not violate, conflict with or result in a breach of or default under (i) the Lender’s or the Holder’s organizational documents, (ii) any agreement or instrument to which the Lender or the Holder is a party or by which the Lender or the Holder or any of their respective assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Lender or the Holder, except for such violations, conflicts or breaches under clause (iii) above that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Term Loan Restructuring.

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Section 3.3       Title to the Outstanding Debt Securities. The Holders are the sole legal and beneficial owners of the aggregate principal amount of Outstanding Debt Securities set forth on Exhibit A hereto (or, if there are no Accounts, the Lender is the sole legal and beneficial owner of all of the Outstanding Debt Securities). The Holder has good and valid title to its Outstanding Debt Securities, free and clear of any Liens (other than (i) pledges or security interests that such Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker and (ii) Liens that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Term Loan Restructuring). Upon the Holder’s delivery of its Outstanding Debt Securities to the Company pursuant to the Term Loan Restructuring, such Outstanding Debt Securities shall be free and clear of all Liens created by the Holder, other than Liens that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Term Loan Restructuring.

Section 3.4       Institutional Accredited Investor or Qualified Institutional Buyer. The Holder is either (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, or (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

Section 3.5       Adequate Information; No Reliance. The Holder acknowledges and agrees that (a) the Holder has been furnished with all materials it considers relevant to making an investment decision to enter into the Term Loan Restructuring and has had the opportunity to review (and has carefully reviewed) (i) the Company’s filings and submissions with the SEC, including, without limitation, all information filed or furnished pursuant to the Exchange Act (collectively, the “Public Filings”), and (ii) this Agreement (including the exhibits hereto) (the “Materials”), (b) the Holder has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Term Loan Restructuring, and to obtain from the Company any information that it considers necessary in making an informed investment decision and to verify the accuracy of the information set forth in the Public Filings and the Materials, (c) the Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Term Loan Restructuring and to make an informed investment decision with respect to such Term Loan Restructuring, (d) the Holder is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its affiliates or representatives or any other entity or person, (e) no statement or written material contrary to the Public Filings or the Materials has been made or given to the Holder by or on behalf of the Company, (f ) the Holder is able to fend for itself in the Term Loan Restructuring, and (g) the Holder is not relying on any information or statements provided by Agent in connection with the Term Loan Restructuring.

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Section 3.6       Further Action. The Holder agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the trustee of the applicable series of Outstanding Debt Securities to be necessary to complete the Term Loan Restructuring.

Section 3.7       Credit Documentation. Subject to Section 6.1, the Lender shall enter into the Credit Documentation for the Loans in accordance with the terms of this Agreement and the Term Sheet on the Closing Date.

Section 3.8       Term Loan Restructuring. The terms of the Term Loan Restructuring are the result of bilateral negotiations between the parties.

Article IV: Covenants, Representations and Warranties of the Borrower Parties

Each Borrower Party hereby covenants as follows, and makes the following representations and warranties, to the Lender and the Holders, and all such covenants, representations and warranties shall survive the Closing:

Section 4.1       Power and Authorization. Each Borrower Party is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Term Loan Restructuring contemplated hereby.

Section 4.2       Valid and Enforceable Agreements; No Violations. This Agreement has been duly executed and delivered by each Borrower Party and constitutes a legal, valid and binding obligation of such Borrower Party, enforceable against such Borrower Party in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. This Agreement and consummation of the Term Loan Restructuring will not violate, conflict with or result in a breach of or default under (i) the charter, bylaws or other organizational documents of such Borrower Party, (ii) any material agreement or instrument to which such Borrower Party is a party or by which the Borrower Party or any of its assets are bound (other than the Existing Credit Agreement, the 2022 Notes, the 2027 Debentures, the 2029 Debentures and, in each case, related documentation), or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to such Borrower Party, except for such violations, conflicts or breaches under clause (iii) above that would not, individually or in the aggregate, have a material adverse effect on the business, financial position, results of operations or prospects of such Borrower Party and its subsidiaries taken as a whole or on its performance of its obligations under this Agreement or on the consummation of the transactions contemplated thereby.

Section 4.3       Use of Proceeds. The Borrower shall use the proceeds from the Facilities in the manner set forth in the Term Sheet.

Section 4.4       Further Action. Each Borrower Party agrees that it will, upon request, execute and deliver any additional documents deemed by the Holders to be necessary to complete the Term Loan Restructuring.

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Section 4.5       Credit Documentation. Subject to Section 5.2, each Borrower Party shall enter into the Credit Documentation for the Loans in accordance with the terms of this Agreement and the Term Sheet on the Closing Date.

Section 4.6       Term Loan Restructuring. The terms of the Term Loan Restructuring are the result of bilateral negotiations between the parties.

Article V: Closing Conditions

Section 5.1       Closing Conditions of the Lender. The obligations of the Lender to participate in the Term Loan Restructuring is subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Lender:

(a)         Representations and Warranties. The representations and warranties made by the Borrower Parties in Article IV hereof and in the Credit Documentation shall be true and correct (i) on the date hereof, or, in the case of the Credit Documentation, on the date of execution thereof, and (ii) on the Closing Date.

(b)         Authorization. At or before the Closing, the Lender shall have obtained all requisite corporate authorizations to enter into the Term Loan Restructuring and the related Credit Documentation.

(c)         Legal Requirements. At the Closing, the Term Loan Restructuring shall be legally permitted by all laws and regulations to which the parties hereto are subject.

(d)         Transaction Documents. The Company and the other Borrower Parties shall have duly executed and delivered to the Lender the Credit Documentation.

(e)         Facilities Proceeds. Substantially concurrent with the Closing and on the Closing Date, the Company shall have used the Cash Amount to repurchase or exchange, as applicable, the Holders’ respective beneficial interests in the Outstanding Debt Securities set forth on Exhibit A hereto.

(f)         Refinancing of the 2022 Notes. Substantially concurrent with the Term Loan Restructuring, the Company shall have effected the 2022 Debt Refinancing.

(g)        Credit Agreement. The Company shall have obtained effective amendments to (or amendment and restatement of), or refinanced, its Third Amended and Restated Credit Agreement, dated as of December 12, 2012, among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as amended, restated, modified or otherwise supplemented from time to time, the “Existing Credit Agreement”) and related loan documents in order to permit the 2022 Debt Refinancing, and the transactions contemplated by this Agreement, and all other documentation required by the agent and lenders thereunder in order to permit the New First Lien Debt and the transactions contemplated by this Agreement.

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(h)         Intercreditor Agreement(s). The administrative agent, on behalf of the lenders party to the Existing Credit Agreement (or any refinancing or replacement thereof), the collateral agent for the New First Lien Debt and the Administrative Agent shall have entered into one or more intercreditor agreements.

(i)         Supplemental Indentures. Supplemental Indentures shall have become effective with respect to the 2027 Debentures and the 2029 Debentures eliminating the restrictions with respect to the granting of liens and sale-and-leaseback transactions.

(j)         Legal Opinions. The Lender shall have received duly executed favorable opinions of counsel to the Borrower Parties addressed to the Administrative Agent and the Lender and addressing such matters as the Lender may reasonably request.

(k)         Financial Officer’s Certificate. The Lender shall have received a certificate of a financial officer of the Company to the effect that (A) each condition set forth in Section 6.1(a) has been satisfied, (B) no default or event of default under the Credit Documentation shall have occurred and be continuing and (C) both the Borrower Parties taken as a whole and the Borrower are solvent after giving effect to the Loans, the consummation of the Term Loan Restructuring, the application of the proceeds thereof in accordance with the Term Sheet and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto.

(l)         Secretary’s Certificate. The Lender shall have received a certificate from the Company attaching thereto and certifying such documents and certificates as the Lender may reasonably request relating to the organization, existence and good standing of the Borrower Parties, the authorization of the transactions contemplated by this Agreement, the Term Sheet and the Term Loan Restructuring and any other legal matters relating to each Borrower Party, this Agreement or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Lender.

(m)        Guaranty and Security Documentation. The Lender shall have received a guaranty and security agreement (the “Guaranty and Security Agreement”), duly executed by each Borrower Party, in form and substance reasonably satisfactory to the Lender, covering all of such Borrower Party’s Collateral, together with the following, each in form and substance reasonably satisfactory to the Lender:

a.       financing statements (Form UCC-1) in proper form for filing under the UCC in the jurisdiction of incorporation or formation, as applicable, of the applicable Borrower Party as may be necessary or, in the reasonable opinion of the Lender, desirable, to perfect the security interests purported to be created by the Guaranty and Security Agreement to the extent they can be perfected by such filings;

b.       results of searches, certified copies of requests for information or other evidence or copies, or equivalent reports as of a recent date in the jurisdiction of incorporation or formation, as applicable, of the applicable Borrower Party, listing all effective financing statements that name any Borrower Party as debtor and that are filed in the in which Collateral is located on the Closing Date, together with copies of the financing statements that are identified in such search results (none of which shall cover any of the Collateral except (x) to the extent evidencing permitted liens (to be agreed in the Credit Documentation) or (y) those in respect of which the Lender shall have received termination statements (Form UCC-3) fully executed for filing;

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c.       evidence of the completion of recordings and filings of any intellectual property security agreement in the United States Patent and Trademark Office or in the United States Copyright Office, as the case may be, as may be necessary or, in the reasonable opinion of the Lender, desirable, to perfect the security interests purported to be created by the Guaranty and Security Agreement; and

d.       subject to the terms of the applicable intercreditor agreement, (x) all certificates representing the equity interests required to be pledged pursuant to the Guaranty and Security Agreement together with undated endorsements for transfer executed in blank and (y) promissory notes required to be pledged pursuant to the Guaranty and Security Agreement together with undated endorsements for transfer executed in blank, in each case, in form and substance reasonably satisfactory to the Lender.

(n)          Material Adverse Effect. From December 31, 2017 to the Closing Date, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has a material adverse effect on the business, financial position, results of operations or prospects of the Borrower Parties taken as a whole or on their performance of their obligations under this Agreement or on the consummation of the Term Loan Restructuring and the transactions contemplated thereby, in each case, except as disclosed in a document filed by the Company with the SEC pursuant to the Exchange Act prior to the date hereof.

(o)          No Litigation. No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Term Loan Restructuring or the other transactions contemplated by this Agreement.

(p)          KYC. The Lender shall have received at least three business days prior to the Closing Date all documentation and other information about the Borrower Parties as has been reasonably requested at least five business days prior to the Closing Date that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower.

(q)         Other Documents. The Lender shall have received such other documents and information as it may reasonably request and is customary for a transaction of this type.

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Section 5.2          Closing Conditions of the Borrower Parties. The obligations of the Borrower Parties to participate in the Term Loan Restructuring is subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Company:

(a)          Representations and Warranties. The representations and warranties made by the Lender in Article II hereof and in the Credit Documentation shall be true and correct (i) on the date hereof, or, in the case of the Credit Documentation, on the date of execution thereof, and (ii) on the Closing Date.

(b)          Authorization. At the Closing, the Borrowing Parties shall have obtained all requisite corporate authorizations to enter into the Term Loan Restructuring and the related Credit Documentation.

(c)          Legal Requirements. At the Closing, the Term Loan Restructuring shall be legally permitted by all laws and regulations to which the parties hereto are subject.

(d)          Transaction Documents. The Lender shall have duly executed and delivered to the Borrower Parties the Credit Documentation.

(e)         Satisfactory Credit Documentation; Delivery of Outstanding Debt Securities; Provision of the Loans. The Credit Documentation shall be in form and substance reasonably satisfactory to the Company and the Borrower, including, without limitation, the provision by Lender to the Borrowing Entities of Loans in a total aggregate amount equal to the 2027 Debentures Amount, the Tranche A 2029 Debentures Amount, and the Cash Borrowing Amount. The Lender and any other Holders shall have delivered the Outstanding Debt Securities set forth on Exhibit A to the Company.

(f)          Facilities Proceeds. The Lender shall have funded the Cash Amount to the Borrower by wire transfer of immediately funds.

(g)         Refinancing of the 2022 Notes. Substantially concurrent with the Term Loan Restructuring, the Company shall have effected the 2022 Debt Refinancing.

(h)         Credit Agreement. The Company shall have obtained effective amendments to (or amendment and restatement of), or refinanced, the Existing Credit Agreement and related loan documents in order to permit the 2022 Debt Refinancing, and the transactions contemplated by this Agreement, and all other documentation required by the agent and lenders thereunder in order to permit the New First Lien Debt and the transactions contemplated by this Agreement.

(i)          Intercreditor Agreement(s). The administrative agent, on behalf of the lenders party to the Existing Credit Agreement (or any refinancing or replacement thereof), the collateral agent for the New First Lien Debt and the Administrative Agent shall have entered into one or more intercreditor agreements.

(j)           Supplemental Indentures. Supplemental Indentures shall have become effective with respect to the 2027 Debentures and the 2029 Debentures eliminating the restrictions with respect to the granting of liens and sale-and-leaseback transactions.

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Article VI: Miscellaneous

Section 6.1        Entire Agreement. This Agreement and any documents and agreements executed in connection with the Term Loan Restructuring embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 6.2        Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 6.3        Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 6.4        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 6.5        Termination. This Agreement will terminate upon the earlier of (1) the date the Board of Directors of the Company (or any authorized committee thereto) determines in its good faith judgment that it would be inadvisable for the Company or the Lender, as applicable, to consummate the Term Loan Restructuring and/or the 2022 Debt Refinancing or (2) the date that is one hundred eighty days (180) days following the date of this Agreement, or such later or earlier date agreed to in writing by the parties.

The Company or any other Borrower Party may terminate this Agreement if there has occurred any breach or withdrawal by the Lender or a Holder of any covenant, representation or warranty set forth in Article III. The Lender or a Holder may terminate this Agreement if there has occurred any breach or withdrawal by the Company of any covenant, representation or warranty set forth in Article IV.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE MCCLATCHY COMPANY

By:
Name:	R. Elaine Lintecum
Title:	VP, CFO and Treasurer

Signature Page to Amended and Restated Term Loan Framework Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

CHATHAM ASSET MANAGEMENT, LLC

(in its capacities set forth in the preamble hereto)

By:
Name:
Title:

Signature Page to Term Loan Framework Agreement

EXHIBIT A

Exchanging Beneficial Owners

The following entities will collectively exchange (i) $82,083,000 aggregate principal amount of 2027 Debentures and (ii) $193,466,000 aggregate principal amount of 2029 Debentures:

•	Chatham Asset High Yield Master Fund, Ltd.
•	Chatham Asset Private Debt and Strategic Capital Fund, LP
•	Chatham Everest Fund, LP
•	Chatham Fund, LP

EXHIBIT B

Term Sheet

The McClatchy Company
Term Loan Facilities
Summary of Terms and Conditions

Set forth below is a summary of the terms and conditions of the Facilities (as defined below) to be entered into by The McClatchy Company, a Delaware corporation (the “Company”) and the Lender (the “Term Sheet”), subject to the terms and conditions of the Term Loan Framework Agreement (the “Agreement”) to which this Term Sheet is attached. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Agreement.

Borrower:	The Company, which shall be the same borrower as under the New First Lien Debt (as defined below) (the “Borrower”).

Guarantors:	Same as the guarantors for the New First Lien Debt (collectively, the “Guarantors”); provided that the guarantees in respect of the Tranche A Term Loans shall be subordinated in right of payment to the obligations of the Borrower and the Guarantors in respect of Priority Indebtedness (as defined below) as set forth in the New First Lien Debt (as defined below).

Administrative Agent:	A financial institution mutually agreeable to the Company and Chatham will act as administrative agent and collateral agent for the Facility (in such capacities, the “Administrative Agent”).

Lender:	The Lender set forth in the Agreement.

Facilities:	A term loan facility (the “Tranche A Term Loan Facility”) in an aggregate principal amount of $157,083,000 (the “Tranche A Term Loans”), which loan will be extended as follows (it being understood and agreed that the Borrower shall not be required to pay any amount of principal in excess of $157,083,000 in respect of the Tranche A Term Loan or any premium at which such Tranche A Term Loans were extended): the sum of (i) (A) the prevailing market price on the Closing Date of $82,083,000 aggregate principal amount of the Company’s 7.15% Debentures due November 1, 2027 (the “2027 Debentures”), plus (B) accrued and unpaid interest thereon up to, but excluding, the Closing Date; and (ii) $75,000,000 (resulting in $60,000,000 of proceeds to the Company after application an original issue discount).

A term loan facility (the “Tranche B Term Loan Facility”; and together with the Tranche A Term Loan Facility, the “Facilities”) in an aggregate amount of $193,466,000 (the loans thereunder, the “Tranche B Term Loan” and together with the Tranche A Term Loans, the “Loans”) which Loans will be extended at a premium equal to the sum of the following (it being understood and agreed that the Borrower shall not be required to pay any amount of principal in excess of $193,466,000 in respect of the Tranche B Term Loans or any premium at which such Tranche B Term Loans were extended): (i) the prevailing market price on the Closing Date of aggregate principal amount of the Company’s 6.875% Debentures due March 15, 2029 (the “2029 Debentures”) plus (ii) accrued and unpaid interest thereon up to, but excluding, the Closing Date.

The Facilities will be documented in the form of a loan agreement containing the terms and conditions set forth in the Agreement and this Term Sheet and a security agreement in substantially the same form as the security agreement for the New First Lien Debt (together with other related loan documentation to be agreed, the “Credit Documentation”).

Maturity Dates:	Tranche A Term Loan Facility: July 15, 2030.

Tranche B Term Loan Facility: July 15, 2031.

Amortization:	Tranche A Term Loan Facility: None.

Tranche B Term Loan Facility: None.

Availability:	Tranche A Term Loan Facility: The full amount of the Tranche A Term Loan Facility shall be made in a single drawing on the Closing Date (as defined below under “Conditions to Closing”). Repayments and prepayments of Term Loans may not be reborrowed.

Tranche B Term Loan Facility: The full amount of the Tranche B Term Loan Facility shall be made in a single drawing on the Closing Date (as defined below under “Conditions to Closing”). Repayments and prepayments of Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Tranche A Term Loans shall be used to purchase from Chatham and/or its affiliates (i) $82,083,000 aggregate principal amount of the Company’s 2027 Debentures at the prevailing market price on the Closing Date of such 2027 Debentures plus accrued and unpaid interest thereon up to, but excluding, the Closing Date and (ii) for the 2022 Debt Refinancing and the payment of fees, costs and expenses in connection with the 2022 Debt Refinancing and the transactions contemplated by this Term Sheet.

The proceeds of the Tranche B Term Loans shall be used to purchase from Chatham and/or its affiliates $193,466,000 aggregate principal amount of the Company’s 2029 Debentures at the prevailing market price on the Closing Date of such 2029 Debentures plus accrued and unpaid interest thereon up to, but excluding the Closing Date

Interest Rates:	Tranche A Term Loan Facility: 7.795% per annum.

Tranche B Term Loan Facility: 6.875% per annum.

Interest shall be payable semi-annually in arrears and calculated on the basis of 12 months of 30 days each

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2019

Voluntary Prepayments:	Tranche A Term Loans: At any time and from time to time prior to the third anniversary of the Closing Date, the Borrower may prepay all or any portion of the Tranche A Term Loans by payment of an amount equal to the sum of 100% of the principal amount of Tranche A Term Loans being prepaid, plus accrued and unpaid interest up to, but excluding the prepayment date, plus a customary (T+50 basis points) make-whole amount.

On or after the third anniversary of the Closing Date, the Borrower may prepay all or any portion of the Tranche A Term Loans by payment of an amount equal to the sum of the specified percentage set forth below times the principal amount of the Tranche A Term Loans being prepaid, plus accrued and unpaid interest up to but excluding the prepayment date:

On or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date: 107.795%

On or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date: 105.846%

On or after the fifth anniversary of the closing date and prior to the sixth anniversary of the Closing Date: 103.897%

On or after the sixth anniversary of the Closing Date and prior to the seventh anniversary of the Closing Date: 101.949%

On or after the seventh anniversary of the Closing Date: 100%

Tranche B Term Loans: At any time and from time to time, the Borrower may prepay all or any portion of the Tranche B Term Loans by payment of an amount equal to the sum of 100% of the principal amount of Tranche B Term Loans being prepaid, plus accrued and unpaid interest up to, but excluding the prepayment date, plus a customary (T+50 basis points) make-whole amount.

Mandatory Prepayments:	None (including in connection with any change in control of the Company).

Exchange Rights:	The remaining $75,000,000 of 2029 Debentures owned by the Lender may be converted, at such Lender’s sole cost and expense, to either Tranche B loans or to secured bonds (Tranche B secured bonds) at the option of the Lender so long as the Tranche B secured bonds are (i) subordinated to the Priority Indebtedness on the terms in the New First Lien Debt and the Tranche A Term Loan on terms substantially similar to the subordination of the Tranche A Term Loan to the Priority Indebtedness and (ii) have substantially identical terms to the Tranche A Term Loans except as it relates to interest rates and maturity. In no case will term of the Tranche B secured bonds or, for clarity, Tranche B loans resulting from the conversion of the remaining 75,000,000 converted 2029 Debentures, be shorter than July 15, 2031 and the rate of interest shall be identical to the existing 2029 Debentures.

At any time after (i) the occurrence of a change in control of the Company (as defined in the 2022 Notes Indenture) or (2) at any other time as the Lenders and the Company may agree, the Lenders may exchange, solely at such Lenders’ sole cost and expense, all or any portion of the Tranche A Term Loans and/or Tranche B Term Loans for notes with identical terms to the Tranche A Term Loans or Tranche B Term Loans (as applicable) and to sell such notes, subject to the Borrower’s approval of the initial purchaser of such notes. The Lenders shall reimburse the Borrower for all costs and expenses of the Borrower in connection with any such exchange, including without limitation any tax liabilities incurred by the Borrower in connection with such exchange.

Collateral:	Same as the collateral for the New First Lien Debt (collectively, the “Collateral”).

The liens on the Collateral securing the Tranche A Term Loans shall be subordinated to the obligations of the Borrower and the Guarantors in respect of (1) the indebtedness issued or incurred to refinance the Company’s 9.0% Senior Secured Notes due 2022 (the “2022 Notes”) (such indebtedness, the “New First Lien Debt”) and any refinancing of the New First Lien Debt, (2) any Debt Facilities (as defined in the indenture for 2022 Notes (the “2022 Notes Indenture”)) of the Company or its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $200,000,000 (plus an additional amount to be agreed for DIP financings as set forth in the intercreditor agreements); and (3) other priority debt permitted to be incurred under the indenture for the New First Lien Debt (the obligations described in the foregoing clauses (1), (2) and (3), collectively, the “Priority Indebtedness”).

The liens on the Collateral securing the Tranche B Term Loans and, should the Lender exercise its conversion rights, Tranche B secured notes, shall be subordinated to the Priority Indebtedness and the Tranche A Term Loans on terms substantially similar to the subordination of the Tranche A Term Loan to the Priority Indebtedness.

Conditions to Closing:	The availability of the Facilities on the date of the initial borrowings under the Facilities (the “Closing Date”) will be subject to only the conditions specified in Article V of the Agreement to which this Term Sheet is attached, including without limitation, the consummation of the 2022 Debt Refinancing upon terms not less favorable than the terms set forth in a letter agreement between the Lender and the Company.

Representations and Warranties:	Limited to: the representations and warranties set forth in the Purchase Agreement and the Security Agreement for the New First Lien Debt.

Affirmative Covenants:	Limited to the affirmative covenants set forth in the Indenture and Security Agreement for the New First Lien Debt.

Negative Covenants:	Limited to the negative covenants set forth in the Indenture and Security Agreement for the New First Lien Debt.

Events of Default:	Same as in the Indenture for the First Lien Debt.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate outstanding principal amount of the Term Loans voting as a single class (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount of principal or extensions of the scheduled date of the final maturity of any Loan, (ii) reductions in the rate of interest or extensions of any due date thereof, (iii) reductions of principal or interest, (iv) reductions in premiums and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or the pro rata sharing provisions, (ii) releases of all or substantially all the Collateral (except to the extent permitted under the Credit Documentation) and (iii) releases of all or substantially all of the Guarantors (except to the extent permitted under the Credit Documentation).

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans (other than to a natural person and disqualified lenders to be identified by the Borrower) with the consent of (a) the Borrower, except that Borrower consent is not required if a payment or bankruptcy event of default has occurred and is continuing, and (b) the Administrative Agent; provided, however, that no consent is required under clause (a) or (b) in the case of any assignment by a Lender to another Lender or an affiliate of any Lender. In the case of a partial assignment (other than to another Lender or an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the section entitled “Voting” in this Term Sheet with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Promissory notes shall be issued under the Facilities only upon request.

Expenses:	Each party will bear its own costs and expenses in connection with the transactions contemplated by the Agreement and this Term Sheet, except that the Borrower shall pay the fees and expenses of the Arranger and the Administrative Agent and up to $750,000 of Lender’s legal fees.

Governing Law and Exclusive Forum:	New York.